Exhibit 99.1

COMERICA ISSUES SHARES IN U.S. TREASURY CAPITAL PURCHASE

DALLAS/November 14, 2008 – Comerica Incorporated (NYSE: CMA) today announced it has issued to the U.S. Department of the Treasury (“Treasury”) 2.25 million shares of Comerica’s Fixed Rate Cumulative Perpetual Preferred Stock, Series F without par value.  The preferred securities have a liquidation amount per share equal to $1,000 for an aggregate value of $2.25 billion. This issuance is part of the Treasury’s Capital Purchase Program, announced last month.

The preferred securities pay cumulative dividends of 5 percent a year for the first five years and 9 percent a year thereafter.  After three years, Comerica may, at its option, redeem the preferred securities at par value plus accrued and unpaid dividends. Comerica can only redeem the preferred securities during the first three years after issuance with the proceeds from a “qualified equity offering.”

As part of its purchase of the preferred securities, Treasury also received warrants to purchase 11,479,592 shares of Comerica’s common stock at an initial per share exercise price of $29.40.  The warrants expire 10 years from the issuance date.  Both the preferred securities and warrants will be accounted for as components of Comerica’s regulatory Tier 1 capital.

“While Comerica was already within its targeted capital ranges, our participation in the Treasury program provides us with additional capital to invest in our future growth, including making loans to new and existing relationship customers, with the appropriate credit standards, loan pricing and return hurdles in place to optimize our loan portfolio,” said Ralph W. Babb Jr., chairman and chief executive officer.

Comerica’s Tier 1 capital ratio was 7.32 percent at September 30, 2008, and with the additional Treasury capital is expected to increase by approximately 300 basis points to 10.32 percent on a pro forma basis.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico. Comerica reported total assets of $65.2 billion at September 30, 2008. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

Media Contacts:	Investor Contacts:
Wendy Walker	Darlene Persons
(214) 462-6669	(214) 462-6831

Wayne Mielke	Walter Galloway
(214) 462-4463	(214) 462-6834